Exhibit 10.32
COLLECTIVE BARGAINING AGREEMENT
BETWEEN
BLUESTEM FULFILLMENT, INC.
LOCATED IN ST. CLOUD
IN THE STATE OF MINNESOTA
AND
CHICAGO & MIDWEST REGIONAL JOINT BOARD,
AN AFFILIATE OF WORKERS UNITED/SEIU
April 1, 2011 — March 31, 2014

THIS AGREEMENT made and entered into by and between Bluestem Fulfillment, Inc. (“FFI”) located in St. Cloud MN, hereinafter referred to as “Employer”, “Company”, or “Management”, by the undersigned duly authorized representative and the Chicago & Midwest Regional Joint Board, an affiliate of Workers United/SEIU, hereinafter referred to as the “Union”, by its undersigned duly authorized officials.
WITNESSETH:
WHEREAS, the parties hereto, through process of collective bargaining, have agreed to wages, hours of employment and certain other conditions of employment; and to the exclusion of all other claims and demands for the duration hereof; and
WHEREAS, the Union and the Employer recognizes that all employees are deserving of the highest respect, the employees, the Union and the Employer will work together to honor the principles of respect and dignity for all employees, both Union and Non-Union. Further, the parties agree that the continued success of this business is dependent upon our mutual respect for one another’s work;
NOW, THEREFORE, in consideration of the mutual covenants contained herein to be duly kept and performed, the parties hereto do mutually agree as follows:
ARTICLE 1
RECOGNITION
     A unit appropriate for the purpose of collective bargaining consists of production workers, shipping, receiving, warehousing, returns and other related production workers including non-specialized maintenance services on equipment owned or the responsibility of the Company, general building maintenance not requiring special tools or equipment, licenses, certifications, or compliance with codes, statutes, regulations, manufacturer requirements, etc., and excluding building maintenance and grounds, inventory control, truck drivers, trailer spotters, janitors, electricians, and executive, professional, administrative, supervisory, and security employees as defined in the National Labor Relations Act. The Employer signatory hereto, upon a showing of majority interest, recognized the Union as the exclusive representative of the above employees.
ARTICLE 2
SCOPE OF AGREEMENT
This agreement shall be limited in its scope and application to employees of the Employer in those job classifications and status described in Article 1 hereof as constituting the appropriate unit for the purpose of collective bargaining, and the Employer shall not enter into any other agreement with said employees, individually or collectively, which conflicts with or is contrary to the terms and provisions of this Agreement.

ARTICLE 3
NON-DISCRIMINATION
The provisions of this Agreement shall be applied equally, to the extent required by law, to all employees in the bargaining unit without discrimination as to race, color, creed, religion, age, sex, marital status, sexual preference, status with regard to public assistance, national origin, disability/handicap or status as a disabled veteran or a veteran of the Vietnam Era. The union shall share equally with the Employer the responsibility for applying this provision of this Agreement.
ARTICLE 4
UNION SHOP
Section 1.
A.	All employees of the Employer encompassed by this Agreement shall be required to join the Union and maintain membership in the Union in good standing as a condition of employment, except that all new regular full-time employees shall become members of the Union in good standing thirty (30) calendar days after their first date of employment with the employer or thirty (30) calendar days following the effective date of this Agreement, whichever is the later.
B.	Any action taken by the Company with respect to such new regular full-time employees during the first sixty (60) days of their employment shall be final and shall not be subject to any other provision(s) of this Agreement.
C.	The Employer reserves the right (where needed and so designated when hired) to employ temporary employees (or non-employee temporaries) for a period up to ninety (90) consecutive calendar days or ninety (90) cumulative days worked, whichever occurs first. Such individuals shall not be assessed Union dues until and unless they become regular Union members upon working beyond ninety (90) consecutive calendar days or ninety (90) cumulative days. All dues will be retroactively applied based on the date of the original employment in such circumstances. Any action taken by the Company during the ninety (90) consecutive or cumulative days work period herein set forth with respect to such temporary employees shall be final and shall not be subject to any other provision(s) of this Agreement.
D.	Before using temporary help, the Employer agrees that all qualified regular Union employees in the plant currently on layoff or working in departments or product sections experiencing a short term lack of work will be offered available work.

Section 2. As an exception to Section 1.B of this Article, former bargaining unit employee rehired within six (6) months of termination shall be eligible for reinstatement as a member of the bargaining unit upon satisfactory completion of a one (1) calendar month probationary period (adjusted to the nearest Monday).
Section 3. The Employer shall deduct membership dues for each employee who has authorized such deductions in writing in accordance with the requirements of law. “Membership dues” shall be deemed to include periodic fixed dues and initiation fees applying equally to all Union members, and shall be deducted from the earnings of employees every two weeks. All monies so deducted shall be remitted by the Employer to the Chicago & Midwest Regional Joint Board, an affiliate of Workers United/SEIU Chicago, Illinois. Before each pay period, the Union shall furnish the Employer with a list of all deductions to be made.
ARTICLE 5
NO STRIKE OR LOCKOUT
Section 1. During the term of this Agreement the Union agrees on behalf of itself and each of its members that there shall be no authorized strike of any kind or any other type of interference, coercive or otherwise, with the Employer’s business including, but not limited to, boycotts, sympathy strikes and slowdowns.
Section 2. In the event any violation of the previous paragraph occurs which is unauthorized by the Union, the Employer agrees that there shall be no liability on the part of the International or Local Union or any of their officers or agents provided that in the event of such unauthorized action the Union first in good faith meets the following conditions:
A.	The Union shall declare publicly that such action is unauthorized by the Union, if requested to do so by the Employer.

B.	The Union shall promptly order its members to return to work notwithstanding the existence of an illegal picket line, if requested to do so by the Employer.

C.	The Union shall not question the unqualified right of the Employer to discipline or discharge employees engaging in, participating in, or encouraging such action. It is understood that such action on the part of the Employer shall be final and binding upon the Union, and its members, and shall in no case be construed as a violation by the Employer of any provisions of this Agreement. However, an issue of fact as to whether or not any particular employee was engaged in, or encouraged any such violation may be subject to arbitration.
Section 3. During the term of this Agreement there shall be no lockout by the Employer.

ARTICLE 6
DISCIPLINARY ACTION AND DISCHARGE
Section 1. The full responsibility and authority for disciplining employees, including discharge and suspension from employment, shall be vested in Management; provided, however, that no discipline shall be administered except for just cause. Any dispute which may arise between the Union and the Employer as to whether “just cause” is present shall be resolved in accordance with Article 7, except where this Agreement specifically does not make grievance procedures available.
Section 2. An authorized representative of the Union must be present at all disciplinary proceedings during which written warnings, suspensions and/or discharge occur. It is the responsibility of the Union to see that an authorized representative shall be present, and if the regularly authorized representative of the Union cannot be present, it is the obligation of the Union to provide a representative to disciplinary proceedings when the Employer so requests.
Notwithstanding the foregoing, if no authorized union representative is available to attend the disciplinary proceeding, Management will notify the appropriate Union Steward within three (3) workdays of the date of the termination. In the event the appropriate Union Steward is not available, a Union Officer will be notified.
Section 3. The employee shall be offered the opportunity to read any written notices of discipline or discharge the Company provides, and shall sign an acknowledgement of receipt of such notice; such signature shall not constitute an admission of wrong-doing. Copies will be provided to both the employee and the Union. For purposes of determining whether to administer some disciplinary action for repetition of the same offense or commission of another offense, warning notices shall expire three hundred sixty-five (365) days after the date they were issued, except where there is a continuing pattern of serious misconduct, e.g. racial or sexual harassment; provided, however, that all notices are part of the employee’s record as a whole for purposes of determining whether an employee should be terminated or receive lesser discipline for a particular offense.
ARTICLE 7
GRIEVANCE AND ARBITRATION
Section 1. All grievances relating to the application of or adherence to the terms and provisions of this Agreement shall be handled as follows:
Step 1.	The grievance shall be presented verbally by the aggrieved employee to the grievant’s supervisor no later than seven (7) work days from the date of the alleged contract breach. The employee’s Union steward shall be present if requested by the employee. The supervisor will respond to the verbal complaint within five (5) workdays.

Step 2.	If the grieved employee fails to be satisfied with the answer received, the grievance shall be reduced to writing by the employee and/or the Union Steward and shall be forwarded by the Union Steward to the grievant’s supervisor no later than five (5) work days from the date of the supervisor’s answer. The Company shall make a written reply to the Union within ten (10) working days from the date of the written grievance. Discharge grievances, however, shall be reduced to writing by the employee and/or the Union Steward and forwarded by the Union Steward to the appropriate supervisor no later than five (5) work days from the date of discharge.
Step 3.	If the grievance is not resolved in Step 2 as set out above, and discharge grievances shall be scheduled for a Step 3 grievance meeting if requested by the Union. Step 3 meetings shall be attended by the Employer’s Representative(s), the grievant, the Steward or Chief Steward and an authorized Union Representative.
If the Union does not advance a grievance to the next step within the specified time limits, the grievance shall be considered settled on the basis of the Employer’s last answer. If the Employer does not provide a response to the Union within the specified time limits outlined in this Section, the grievance shall be considered settled in accordance with the request in the grievance. The Union and the Employer shall observe the specified time limits in advancing or responding to a grievance. Time limits in each step may be extended by mutual agreement in writing.
Section 2. If any grievances or differences of opinion between the Employer and the Union as to the performance of an obligation imposed on either party by the terms or provisions of this Agreement cannot be satisfactorily adjusted by negotiations or direct mediation between the parties or their representatives, it is agreed that either party may institute arbitration proceedings according to the following:
A.	The party requesting arbitration must present a written request for arbitration within thirty (30) calendar days from the date of the Company’s Step 3 answer unless an extension has been requested in writing and agreed to by both Union and Management. Failure to submit a timely request for arbitration shall be deemed by all parties, a settlement of the grievance and it shall not be considered further in the grievance or arbitration procedure.

B.	The Federal Mediation and Conciliation Service may be requested by either party to submit a list of seven (7) persons from which the arbitrator shall be selected by mutual agreement of the Employer and Union Representative.

C.	In the event of failure to agree on an arbitrator from any of the names submitted, within fourteen (14) calendar days, the Union and the Employer representatives shall each strike off the names of three of the seven names as being unacceptable. The remaining person on the list shall be the arbitrator, unless either party requests a second panel of arbitrators.

D.	In the case of grievance involving loss of time or wage the parties may agree, or the Arbitrator may order reinstatement and/or back wages in an amount not to exceed the amount actually lost by the aggrieved employee, beginning no more than five (5) work days prior to the date of submission of a written grievance to the Employer in accordance with Step 2 of this Article. No back pay shall be paid to an employee for any time after notice of return to work.

E.	All fees and expenses of the Arbitrator shall be shared equally by the Union and the Employer. The Company and the Union shall share the cost of a transcript. All other costs will be paid by the party incurring the expense.

F.	All decisions of the Arbitrator made within the scope of the submission and within the authority of the Arbitrator as defined herein shall be final and binding.

G.	The Arbitrator shall have jurisdiction and authority only to apply or determine compliance with the provisions of this Agreement and such working conditions as may hereinafter be in effect, insofar as shall be necessary to the determination of grievances appealed to the arbitrator. The Arbitrator shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of the Agreement or to establish new conditions of employment.
Section 3. The Company agrees once a grievance is resolved that requires back pay, such back pay will be paid during the first full pay period following the date of resolution.
ARTICLE 8
JOB STEWARDS AND PLANT VISITATION
Section 1. The Employer shall recognize duly authorized job stewards in connection with this collective bargaining agreement, to the extent that the Employer has been advised in writing of the names of the authorized job steward(s). Furthermore, any duly authorized representative of the Union (not employees of the Employer) shall be permitted access to the plant in accordance with normal security of the Employer for the purpose of investigating, mediating and adjusting grievances or complaints. The Union representative shall not interfere with work of employees and any aspect of the Employer’s business.
Section 2.When it is necessary for Employees, Union Stewards or Union officers to conduct union business at work, they will conduct such union business in non-work areas and during non-paid time, i.e., during breaks, or before the beginning of a shift or after the end of a shift. However, with regard to issues involving safety, Stewards will notify their respective Supervisors of the issue and may deal with the problem during work time. Union Officers and Stewards will be paid only for scheduled time off from work for Labor Management meetings (based on a mutually agreed upon agenda), Safety Advisory Committee meetings, orientation of new members, and one hour per week to meet with Management on grievances. The Company will not pay Stewards or Union

Officers for Labor Management meetings, Safety Advisory Committee or grievance meetings when they are not scheduled to be at work.
Section 3. The Employer will provide a bulletin board for the Union to post non-controversial notices concerning the administration of this contract.
ARTICLE 9
CONTRACTING AND SUBCONTRACTING
Section 1. The decision to contract or subcontract work shall be at the sole discretion of the Employer; however, bargaining unit work shall not be subcontracted if there are qualified employees of the Employer available for such work. The Employer shall be the sole judge of qualifications and availability for maintenance work. Overtime is not required before work is contracted.
Section 2. Prior to contracting any work normally done by the bargaining unit, the Company will give advance notice to the Union. The Company shall meet with Union Representatives to discuss subcontracting situations that become protracted or jobs that take longer to complete than expected. It is not the intent of the Company to eliminate bargaining unit employees or to eliminate overtime opportunities by using contractors. The Company cannot, however, guarantee that overtime will always be given to bargaining unit employees ahead of contractors.
ARTICLE 10
HEALTH AND SAFETY
Section 1.
Employees will observe all safety regulations regarding the wearing of personal protective equipment, safety work rules and plant safety standards. Employees failing to observe safety regulations or to wear required personal protective equipment shall be subject to disciplinary action up to and including termination. The Employer will maintain safe and sanitary conditions and will observe fire protection and Federal, State and Local safety standards as required by law.
Section 2. The Company may require drug testing in accordance with Minnesota law as set forth in the policy attached as Appendix A.
Section 3. The Company agrees to maintain a joint Labor/Management Health and Safety Advisory Committee chaired by the Safety Manager. The Committee shall be composed of three representatives selected by the Union and three selected by the Employer. The Committee shall hold meetings every other month, at a regularly scheduled time and place, for the purpose of jointly reviewing health and safety practices and for the purpose of jointly and effectively making constructive recommendations to improve existing health and safety practices.

Section 4. The Company agrees to provide protective equipment and clothing as is required by law or the Company, and once each year will reimburse employees the sum of sixty dollars ($60.00) for the cost of safety shoes.
The Company and the Union will work together to educate employees concerning back injuries and the use of protective equipment. In addition, a mandatory stretching program may be initiated.
Section 5. The Company agrees to inform the Union of the names and nature of substances used, exposure to which may be unhealthful or dangerous. The facilities will be free of nonprescription drugs, alcohol, smoke and tobacco.
ARTICLE 11
WORK HOURS AND OVERTIME
Section 1. For the purposes of this Article, the normal workweek shall mean the five (5) consecutive day period that an employee is scheduled to work within a calendar week. The regular weekly straight timework hours for weeks in which a recognized holiday(s) occurs shall be forty (40) hours minus the number of holiday hours in that week.
Section 2. Time and one-half overtime premium shall be paid for all work performed in excess of forty (40) hours per week. As an exception, time and one-half shall not be paid for overtime hours worked in any one week during which the employee failed to report for work when work was available. However, the following absences when prior approved will count as time worked for the purposes of computing overtime pay:
A.	No work available

B.	Death in the employee’s immediate family. The immediate family shall include the following: Spouse, mother, father, brother, sister, children, grandparents, great-grandparents, mother-in-law, father-in-law, brother-in-law, sister-in-law, aunt, uncle, nephew, niece, grandchildren, son-in-law or daughter-in-law.

C.	Jury Duty

D.	Hours compensable under the terms of this Agreement.
Section 3. Normal Shift Schedules
A.	Schedules (including staggered shifts) start and stop times, will be established by the Employer as necessary for production. Shift assignments shall be offered first on a voluntary basis in order of seniority within the classification. If enough qualified employees do not volunteer, the least senior employee (s) in the classification, except for probationary employees, may be assigned.

B.	Time and one-half and double time provisions will not apply to Employees assigned to a regular straight-time Saturday or Sunday shift.

C.	Double time premium will be paid for all work performed on Sundays that are not part of the employee’s regularly scheduled workweek.

D.	Shift schedules, start and stop times, may be changed pursuant to Section 4 of this Article.
Section 4. The Employer shall notify an authorized Union representative and employees at least twenty-four (24) hours in advance of any planned change in shift schedules or shift start/stop time, or in advance of the shift on which mandatory overtime will be required.
Section 5. No supervisor shall spend more than twenty per cent (20%) of his or her scheduled work week doing tasks normally assigned to a bargaining unit employee; provided however, that notwithstanding this limitation, a supervisor may perform the tasks of any absent employee or otherwise perform tasks of any absent employee or otherwise perform tasks of bargaining unit employees on an emergency basis; provided further, that during the fourth (4th) quarter this limitation does not apply, and during such period non-bargaining unit employees may perform the tasks of bargaining unit employees necessary in situations involving workload, process changes or training.
Section 6. Employees shall not be permitted to:
A.	Punch in earlier than ten (10) minutes before start of scheduled shift or punch out later than ten (10) minutes after end of scheduled shift.

B.	Perform any work before and after scheduled working hours.

C.	Perform any work during scheduled lunch and rest periods. There will be a 30-minute unpaid lunch period and a paid 10-minute rest period during the first part of the shift and a 10-minute paid rest period during the second half of the shift. An additional 10-minute paid rest period will be scheduled during each two hours of overtime.

D.	Employees who violate the provisions of Paragraphs A through C above shall be subject to disciplinary action under the provisions of Article 6 of this Agreement.
Section 7. Employees are expected to work scheduled overtime. Volunteers for scheduled overtime will be solicited from employees performing the work, before overtime is required. Such solicitation will be made in seniority order by classification (highest seniority employees to be solicited first). The Company will offer overtime to regular full-time employees before offering it to temporary employees. Required overtime will be scheduled where needed from those not volunteering, starting with the lowest, qualified seniority employee in the job classification. If additional overtime help is needed, the Company will ask for qualified volunteers from other classifications, in order of seniority. If there are not sufficient qualified volunteers, the junior qualified employee(s) not needed for workload from another classification may be assigned to the overtime. If an employee is working out of classification when overtime is needed, the employee will have the same seniority where the employee is working as the employee would have in her/his own classification.

Section 8.(Early Outs). When the Employer determines that there is not enough work available on a shift to require all employees assigned to that shift, the work force will be reduced using the following procedure:
(a)	The Employer will solicit volunteers who wish to leave work before the scheduled shift ending time. However, requests for vacation made prior to the start of that shift or approved PTO requests will continue to be honored before allowing volunteers to leave.
(b)	If there are insufficient volunteers to reduce the workforce to the level required to match the available work, employees will be instructed to leave in reverse order of seniority within the applicable work assignments in the Classification.
(c)	The Employer shall make its best reasonable efforts to give employees as much advance notice as possible of the need to reduce the work force on the shift.
ARTICLE 12
SENIORITY
Section 1. Seniority shall begin on the date the employee began working for the Company and shall consist of seven (7) classifications. For all purposes of administering this Agreement, the relative seniority dates of employees with the same hire date will be determined by where the first letter of their last names appears in the alphabet, arranging the names from A-Z and Z-A in alternating years. The Employer will, at its discretion, assign employees to their initial classification. Employees may be transferred from classification to classification and/or job assignments within a classification on a temporary basis in order to comply with production needs, including assignments to avoid overtime. The Company first will solicit volunteers for such transfers. If an insufficient number of employees volunteer, where skills, abilities and qualifications are substantially equal, employees will be transferred in reverse order of overall seniority within their classification. Ordinarily such transfers shall be for no longer than four (4) consecutive weeks on a full-time basis; provided, however, that this limitation shall not apply to the start-up of a new shift and other exceptional situations which may be addressed by the Labor-Management Committee.
Employees will be compensated at the higher of their original classification or of that which they are assigned to work. All employees will be assigned to one of the following (or any additional as created by the Company) classifications:
1.	Material Handler

2.	Picker

3.	Packer

4.	Industrial Truck Operator

5.	Laborer

6.	Maintenance Employee

7.	Returns/Jewelry
Section 2. An Employee who has acquired seniority who is assigned on a permanent basis by the Employer to another classification or whose request for transfer to another classification is approved by the Employer shall be subject to a probationary period. Such assignment will be on a voluntary basis from within a classification where excess capacity exists or the junior employee may be assigned if there are not enough volunteers. The probationary period will be up to sixty (60) calendar days except that employees transferring into maintenance classifications shall be subject to a probationary period of up to six (6) months. The employee must have worked at least forty-five (45) days in a sixty (60) day probationary period and at least ninety (90) days in a six (6) month probationary period. Upon completion of the probationary period in the new classification, the employee will be given seniority in the new classification dating back to the employee’s original date of Company seniority, and the employee’s seniority in the previous classification shall be terminated. Employees may not transfer back to their former classification upon their request after completion of forty (40) days of a sixty (60) calendar day probationary period and ninety (90) calendar days of a six (6) month probationary period.
Should an employee be laid off prior to the completion of their probationary period, they shall be returned to their previous job, retaining their seniority, and given credit for the time worked upon return to the probationary job.
Upon becoming a member of the Union as provided in Article 4,, employees may request a transfer, either from one classification to another, or a lateral transfer from one job function to another within the same classification; provided, however, that no employee with less than four (4) months of service after becoming a union employee will be transferred during the months of October, November and December. The Company will consider such request when it determines that a permanent vacancy exists. In filling a vacancy other than by lateral transfer, the Company will consider the employee’s work record, including discipline (must not have any active warning slips), attendance (must have at least eleven (11) attendance points), seniority, skill, ability and qualifications to perform the work. Lateral transfers shall be honored prior to classification transfers or filling vacant positions with temporary employees (including contract employees) or new hires. Employees may not request to transfer back to their former job function following a lateral transfer, except by submitting a new transfer request.
All promotion/transfer (classification or lateral) requests shall expire January 31 and July 31 of each year, unless at least five (5) business days, but not more than thirty (30) calendar days, prior to each expiration date, the employee submits written notification to renew a previously submitted request.
Section 3. Employees in any classification shall be subject to mandatory layoff only after all temporary employees in that classification have been placed on layoff. Temporary employees in any classification may be recalled from layoff only after all full time employees in that classification have been recalled from layoff.

Upon Management’s determination that recall will be made and the number of employees to be recalled, Management will first recall senior employees by shift within the affected classification, using the following procedure:
A.	Management will attempt to contact the employee by placing, if necessary to make contact, up to three (3) telephone calls within a twenty-four (24) hour period. Leaving a message on an answering machine or with the employee’s spouse or other responsible person constitutes adequate contact, and no additional attempts are necessary.
B.	If the employee cannot be contacted by telephone as provided above, the employee will be bypassed for recall, and the Company will send a letter by Certified Mail, Return Receipt Requested, advising of the recall and bypass, and that if the employee does not reestablish contact with the Company within fifteen (15) days of the date the letter was mailed, he or she will be considered to have voluntarily terminated.
C.	If by-passed for recall and the employee reestablishes contact with the Company as herein provided, the employee will be eligible the next time employees are recalled. It is employees’ responsibility to keep their contact information current.
D.	Employees who refuse a recall from layoff to their original classification will be considered to have voluntarily terminated.
Before being subject to a mandatory layoff, regular full time employees will first be offered a transfer to any position in any job classification for which they are eligible and qualified as provided in Section 2 in which there is a vacancy, and may bump any temporary worker who may then be working in that position. Regular full time employees who accept such a transfer will have up to forty (40) days to decide whether they wish the transfer to become permanent, or they wish to return to their original position and classification.
Employees shall be terminated after twelve (12) months of continuous layoff.
Section 4. Layoff and Recalls shall be by classification seniority except in the following cases:
A.	Layoff and Recalls of five (5) working days or less, seniority need not apply (Early outs are administered in accordance with Article 11, Section 8.)
B.	Voluntary layoffs (at the option of the Employer) where the senior employee in the classification is needed for workload.
C.	Laid off employees may exercise their seniority within a classification by moving to a different shift within their classification where there are junior employees.

D.	Employees on mandatory layoff shall be recalled first and employees on voluntary layoff second.
ARTICLE 13
WAGES
Section 1. Schedules
A.	The start rate of an employee shall be determined at the discretion of the Employer.
B.	Classification wage rates:
General Labor

	4/1/2011	4/1/2012	4/1/2013
2nd Increment	$11.24	$11.64	$12.09
Join Union

3rd Increment	$11.36	$11.76	$12.21
8 Months

4th Increment	$11.63	$12.03	$12.48
12 Months

5th Increment	$11.95	$12.35	$12.80
12 Months

Material Handler

	4/1/2011	4/1/2012	4/1/2013
2nd Increment	$12.04	$12.44	$12.89
Join Union

3rd Increment	$12.18	$12.58	$13.03
8 Months

4th Increment	$12.43	$12.83	$13.28
12 Months

5th Increment	$12.78	$13.18	$13.63
12 Months
Picking

	4/1/2011	4/1/2012	4/1/2013
2nd Increment	$12.04	$12.44	$12.89
Join Union

3rd Increment	$12.18	$12.58	$13.03
8 Months

4th Increment	$12.43	$12.83	$13.28
12 Months

5th Increment	$12.78	$13.18	$13.63
12 Months

Packing

	4/1/2011	4/1/2012	4/1/2013
2nd Increment	$12.04	$12.44	$12.89
Join Union

3rd Increment	$12.18	$12.58	$13.03
8 Months

4th Increment	$12.43	$12.83	$13.28
12 Months

5th Increment	$12.78	$13.18	$13.63
12 Months
Industrial Truck Operator

	4/1/2011	4/1/2012	4/1/2013
2nd Increment	$13.26	$13.66	$14.11
Join Union

3rd Increment	$13.41	$13.81	$14.26
8 Months

4th Increment	$13.63	$14.03	$14.48
12 Months

5th Increment	$14.02	$14.42	$14.87
12 Months

Maintenance Employee
General Maintenance/Battery Changer

	4/1/2011	4/1/2012	4/1/2013
2nd Increment	$13.26	$13.66	$14.11
Join Union

3rd Increment	$13.41	$13.81	$14.26
8 Months

4th Increment	$13.63	$14.03	$14.48
12 Months

5th Increment	$14.02	$14.42	$14.87
12 Months
Maintenance Employee
Conveyor Expert/Assistant Forklift Mechanic

	4/1/2011	4/1/2012	4/1/2013
2nd Increment	$16.79	$17.19	$17.64
Join Union

3rd Increment	$16.93	$17.33	$17.78
8 Months

4th Increment	$17.15	$17.55	$18.00
12 Months

5th Increment	$17.65	$18.05	$18.50
12 Months

Maintenance Employee
Forklift Expert/Assistance Conveyor Mechanic

	4/1/2011	4/1/2012	4/1/2013
2nd Increment	$16.79	$17.19	$17.64
Join Union

3rd Increment	$16.93	$17.33	$17.78
8 Months

4th Increment	$17.15	$17.55	$18.00
12 Months

5th Increment	$17.65	$18.05	$18.50
12 Months
Maintenance Employee
Conveyor/Forklift Maintenance Expert

	4/1/2011	4/1/2012	4/1/2013
2nd Increment	$17.80	$18.20	$18.65
Join Union

3rd Increment	$18.03	$18.43	$18.88
8 Months

4th Increment	$18.26	$18.66	$19.11
12 Months

5th Increment	$18.68	$19.08	$19.53
12 Months

Maintenance Employee
Assistant Conveyor and Assistant Forklift Mechanic

	4/1/2011	4/1/2012	4/1/2013
2nd Increment	$14.85	$15.25	$15.70
Join Union

3rd Increment	$14.97	$15.37	$15.82
8 Months

4th Increment	$15.16	$15.56	$16.01
12 Months

5th Increment	$15.59	$15.99	$16.44
12 Months
Returns/Jewelry

	4/1/2011	4/1/2012	4/1/2013
2nd Increment	$12.04	$12.44	$12.89
Join Union

3rd Increment	$12.18	$12.58	$13.03
8 Months

4th Increment	$12.43	$12.83	$13.28
12 Months

5th Increment	$12.78	$13.18	$13.63
12 Months

Section 2. Non-piecework incentive programs may be introduced, revised, or terminated at the discretion of management.
Section 3. A shift differential will be paid to all employees assigned to the second or third shift as follows:
A. Employees on the active payroll at the time a second shift is commenced who volunteer for the second shift shall receive their regular rate of pay plus $0.40 per hour. Employees hired after a second shift is commenced who work on the second shift shall receive their regular rate of pay plus $0.25 per hour.
B. Employees assigned to the third shift will receive their regular rate of pay plus $.40 per hour.
Section 4. When employees are promoted their wage level will be adjusted to the increment rate which is closest to, but greater than their present rate, plus one (1) increment level.
Section 5. Management will identify employees it considers qualified to be Designated Trainers. When management determines there is a need to utilize Designated Trainers, volunteers will be solicited from the qualified group, and those most suited for the identified need will be selected. Whenever management re-assigns Designated Trainers from their regular jobs to devote all their time to training, for the term of this Agreement but without commitment thereafter, they shall receive $1.00 per hour in addition to their regular rate of pay while training employees as requested and assigned by management, with a minimum premium pay period on any given day of (6) hours for training employees whose jobs will involve the use of Radio Frequency Devices (RFDs) and Virtual Terminals (VTs), and four (4) hours for training employees for all other jobs:
ARTICLE 14
HOLIDAY PAY
Section 1. All regular employees shall receive eight (8) hours pay as computed for the following named holidays not worked (or the day generally celebrated for the occasion) irrespective of the day of the week on which the holiday falls.
New Year’s Day
Thanksgiving Day
Memorial Day
Day before Christmas
Fourth of July
Christmas Day
Labor Day
Good Friday

Section 2. Employees must meet the following basic requirements in order to become eligible for holiday pay.
A.	The employee must have completed a minimum of thirty (30) calendar days of employment on the day the holiday is to be observed. Temporary Employees shall not be entitled to holiday pay.
B. Employees must work the full scheduled work hours on the last scheduled workday preceding and the first scheduled workday following the holiday; provided, however, that employees who miss work either the day before or the day after a holiday, will still receive holiday pay if the absence results in a zero point loss under any provision contained in Article 19, Section 2.
Section 3. All eligible employees shall receive their current timework rate of pay, plus shift differential in effect at the time the holiday is taken.
Section 4. Employees who voluntarily accept work on a recognized holiday shall receive:
A.	Holiday pay as provided in this Article, and

B.	Their regular pay for the work performed in accordance with the other provisions of this contract.
ARTICLE 15
VACATION
Section 1. All employees on the active payroll of the employer as set forth below will receive pay at the time vacation is taken and shall receive vacations based on the following conditions and eligibility requirements:
A. The employee must have completed a minimum of four (4) consecutive months of employment during the twelve (12) month period immediately preceding the first (1st) day of April to be eligible for a paid vacation. Vacation benefits shall not vest until March 31st of each year. In the event of employee termination prior to March 31st of the current contract year, there shall be no vacation pay. Plant closure shall result in pro-rata vacation pay. Employees on authorized lay off and leave of absence within the meaning of the Agreement during the week preceding the week of April 1st will be eligible to receive vacation pay upon return to work. Temporary employees shall not be eligible for vacation pay.

B. Vacation shall be granted all eligible employees between April 1st of any given year and March 31st of the following year. Employees will be allowed to indicate their individual preferences for vacation time and, subject to the employer’s approval, these requests will be honored by seniority within a classification, except that the Employer reserves the right to schedule employee vacations during a shutdown period and no vacations will be approved during the fourth quarter. Pre-approved vacation may be disapproved at the time an employee transfers shifts and /or classification. If no vacation shutdown period is planned, vacation scheduling will be completed as described in the previous paragraph.

C. Vacation will be paid at the timework rate of pay, plus any shift differential Effective on the date the vacation is taken.

D. An employee who has been employed by the Employer for a period of four (4) consecutive months, but less than one (1) year prior to April 1st of the current contract year, will receive one (1) day of vacation pay for every 324 hours worked up to a maximum of five (5) days, based on the twelve (12) month period ending March 31st of the current year.
E.	An employee who has been employed by the Employer for a period of one (1) year, but less than two (2) years prior to April 1st of the preceding year, will receive one (1) day of vacation pay for every 324 hours worked up to a maximum of five (5) days, based on the twelve (12) month period ending March 31st of the current contract year.

F.	An employee who has been employed by the Employer for a period of two (2) years or more prior to April 1st of the preceding year, will receive one (1) day of vacation pay for every 166 hours worked up to a maximum of ten (10) days, based on the twelve (12) month period ending March 31st of the current contract year.

G.	Effective April 1, 2011, an employee who has been employed by the Employer for a period of five (5) years or more prior to April 1st of the current year, will receive one (1) day of vacation pay for every 110 hours worked up to a maximum of fifteen (15) days, based on the twelve (12) month period ending March 31st of the current contract year.

H.	Employees who have been on an extended layoff in a vacation year must work the minimum number of hours required to earn at least one day of vacation to be eligible to receive vacation pay. Employees will be eligible for vacation pay if such employee terminates without returning to work.

I.	Employees who have not worked enough hours during the 12-month period ending March 31st of the current contract year to qualify for the number of days of vacation to which their length of service would otherwise entitle them, may nevertheless take those days as unpaid time off, provided they are taken in conjunction with at least one day of paid vacation time.

J.	Reference to “hours worked” in this section, shall be deemed to mean those hours actually worked as determined by the Employer’s payroll records plus those hours for which a Union employee receives paid time off.

K.	No employee shall be required to work overtime on Saturday or Sunday if vacation has been scheduled and approved for the adjoining Friday or Monday.
Section 2. Employees who do not take all the paid vacation time to which they are entitled during a contract year may carry over to the following year up to a maximum five days’ vacation. Any days carried over but not used the following year will be forfeited.
Section 3. Employees may use up to five days of earned vacation for unscheduled absences occurring the same day the employee calls in, subject to work load as determined by management, and provided the employee notifies his or her immediate supervisor no later than 15 minutes prior to the start his or her scheduled shift; provided further, this provision shall not apply to the days before or after a holiday nor any time during November or December. A record of the names and times of employees who call in will be kept in a log.
ARTICLE 16
JURY DUTY
Employees shall be reimbursed for pay loss between jury duty pay and pay for regularly scheduled straight timework missed due to jury duty. If work is available, employees are required to report for work on any day they are excused from jury duty during their regular hours. Employees must provide proof of jury duty pay.
ARTICLE 17
LEAVE OF ABSENCE
Section 1. The Employer may grant a bargaining unit employee a leave of absence without pay. All such leaves beyond one week, if granted, shall be in writing. Refusal to grant a leave of absence is not reviewable under Article 7.
Section 2. An employee, who is known to be ill or disabled and presents satisfactory proof of such illness or disability to the Employer, will be granted leave for a period not to exceed thirty (30) days. Such leave shall be extended for successive thirty (30) day periods upon presentation of proof if the employee’s health or physical condition is such as to prevent him or her from gainful employment, but in no event shall such leave be extended beyond twelve (12) calendar months from the first day of absence. Determination of satisfactory proof of illness or disability is at the discretion of the Employer.
Illness leave of absence shall run concurrently with Family Medical Leave Act leave.

When an employee has been on a medical leave, returns to work for less than ten (10) days and then goes on a medical leave again for the same or a related medical condition, the leave shall be treated as a continuation of the original leave and not as a new leave.
Section 3. In accordance with the provisions of the Family and Medical Leave Act of 1993, as amended ( FMLA,) a leave of absence (without pay) will be granted for up to twelve (12) weeks to employee(s) who have been employed for at least 12 months and have worked at least 1,250 hours during the twelve (12) month period prior to such leave. The leave must be requested and approved in advance. Disability leaves and parental leaves will run concurrently after the date of the birth of the child for up to twelve (12) weeks and begin within the twelve (12) week period after the birth or adoption.
Eligible employees who take FMLA leaves to provide care for wounded military personnel, may take up to 26 weeks of leave during any single 12-month period. This single 12-month period begins on the first day the employee takes FMLA leave to provide care for wounded military personnel. Any FMLA time taken during this single 12-month period for any other reason set forth in the FMLA shall count against the 26 weeks of leave available to care for wounded military personnel. Similarly, any FMLA time taken to care for wounded military personnel shall count against the 12 weeks of leave available for any other reason under FMLA.
Section 4. All employees shall report all industrial accidents immediately to their Employer no matter what type of industrial accident. Should an employee report an industrial accident to the Employer subsequent to this occurrence and the Employer is penalized by its Worker’s Compensation Carrier for the filing of a late claim, said employee shall be subject to disciplinary action by the Employer.
Section 5. The Company will allow up to two bargaining unit employees two weeks of leave for Union business per contract year. The Union will provide two weeks notification when possible to the Company and will not take such leave during fourth quarter.
ARTICLE 18
BEREAVEMENT PAY
Section 1. Employees will be allowed two (2) days of leave with pay per occurrence for the purpose of attending the funeral or taking care of personal matters related to the death of a member of the employee’s immediate family. The immediate family shall include: the employee’s spouse, mother, father, brother, sister, children, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, employee’s grandparents, spouse’s grandparents, employee’s great grandparents, and employee’s grandchildren.

Section 2. All full time active employees who have been employed for at least three (3) months following their join Union date shall be eligible for the bereavement pay as set forth above.
Section 3. Bereavement pay shall be paid only for days which, but for the bereavement leave, would have been days the employee was otherwise scheduled to work. Employees who are on layoff or leave of absence at the time of the death of their family member are not eligible for bereavement pay.
ARTICLE 19
ABSENTEEISM
Section 1. Each employee shall receive twenty (20) attendance points on date of hire. In addition, employees shall be eligible to accrue ten (10) additional bonus points up to a max of thirty (30), in accordance with the following sections of this Article covering awarding of points. Three (3) points shall be credited to an employee who completes one calendar month without an occurrence of absence that resulted in loss of attendance points, including loss of points for being tardy.
Section 2. For each occurrence of absence:
A.	The employee shall lose three (3) attendance points if proper notification is received and permission granted by the Employer.

B.	The employee shall lose six (6) attendance points if proper notification is not received by and permission granted by the Employer. Absence of two (2) workdays in succession without proper notification to and permission from the employee’s immediate supervisor will be considered a voluntary termination. If an employee is unable to properly notify his/her supervisor due to emergency conditions and lack of an available phone, a three (3) point loss will occur if the absence is less than two hours. Six (6) points will be taken for two (2) or more hours of absence.

C.	Proper notification shall mean: Employee shall be responsible for contacting his or her immediate supervisor no later than fifteen (15) minutes prior to the start of the employee’s scheduled shift on the day of absence.

D.	Reporting to work later than thirty (30) minutes after the start of the scheduled work shift, or leaving work more than thirty (30) minutes before the end of the scheduled work shift shall count as an occurrence of absence (not approved — penalty of six (6) points; notified and permission granted — penalty of three (3) points).

Employees reporting after the start of, but no later than thirty (30) minutes after the start of the scheduled shift, or leaving no more than thirty (30) minutes before the end of the scheduled shift when prior notification is received and permission granted, will be considered tardy. Three (3) occurrences of tardiness in any rolling ninety (90) consecutive calendar day period shall result in a penalty of one (1) attendance point; provided, however, that days during a layoff or leave of absence will not be counted, and the count shall resume upon the employee’s return to work. Points assessed prior to the commencement of such period will drop off for purposes of disciplinary action for poor attendance.

An employee will not lose points for an occurrence of tardiness caused by a genuine snow emergency situation as officially recognized by an appropriate state, county, township or municipal political authority which has reasonably created a delay in the employee’s commute time.

E.	Consecutive days of approved absence for the same reason will result in a three (3) point loss for the first full or partial day. Each subsequent full day or partial day for the same reason will result in an additional one (1) point loss up to a maximum of nine (9) points total (3 points for the first day and up to an additional 6 points for additional days) for the continued absence.

F.	The employee shall not lose points for absence due to:
1.	Paid time off

2.	Jury Duty — proof required.

3.	Principal or testifying witness in court action or other mandatory legal action (including mandated D.W.I. Classes) which cannot be scheduled any other time - proof required. Time off to meet with an attorney to prepare/review a case is subject to point assessment.

4.	Approved leave of absence

5.	Non-paid religious holidays

6.	Time off required by Federal or State Law.

7.	Unpaid leave time up to sixteen hours from work during the school year to attend school conferences, registration day, or classroom activities related to the employee’s child, provided these activities cannot be scheduled during non-work hours. When the leave cannot be scheduled during non-work hours and the need for the leave is foreseeable, the employee must provide reasonable prior notice of the leave and make a reasonable effort to schedule the leave so as not to disrupt unduly the operations of the Employer. Child is defined as under 18 years of age or up to age 20 if still attending secondary school.

8.	Physician or Dentist appointments for the employee or a dependent of the employee, provided (a) the employee notifies the Employer not less than forty-eight (48) hours in advance of the appointment (except for emergencies where such notice shall not be required), and (b) the employee provides written certification of the appointment from the physician or dentist. This exception applies only to absences of two (2) hours or less, and may be utilized by employees a maximum of six (6) times per calendar year (January 1 through December 31).

9.	Death in the immediate family up to five (5) days. Definition of immediate family is the same as used in ARTICLE 18 BEREAVEMENT PAY.

10.	Being away from work for two (2) hours or less to pick up a child from school or daycare in response to being advised by a school official or day care provider that it is necessary (for non-weather related reasons) to do so, provided that within 10 days of the occurrence, the employee furnishes official documentation of the necessity.

11.	An absence not to exceed one day per contract year on a non-cumulative basis for the purpose of attending the funeral or taking care of personal matters related to the death of the employee’s aunt, uncle, niece, nephew, stepparents, stepchildren or stepsiblings.
G.	When an employee’s attendance point total falls to or below the ten (10) point level, the employee shall receive a written warning notice.

H.	When an employee’s attendance point total falls to or below the four (4) point level, the employee shall receive a final written warning notice. Two final written warnings in a twelve-month period shall result in termination.

I.	When an employee’s attendance point total falls to or below the one (1) point level, the employee shall be terminated. Such an employee shall be eligible for rehire in the sole discretion of management
Section 3. The Employer will provide employees with point loss slips within 10 working days of the absence or tardy that caused the point loss.
Section 4. If an employee is referred by the Employer to a physician for initial treatment of an industrial injury, the employee is eligible for up to a total of eight (8) hours pay on the day of initial treatment. The employee is to report back to his/her supervisor immediately after treatment (if permitted by physician).
Section 5. When an occurrence of an absence due to illness is more than five (5) consecutive workdays, a doctor’s written statement is required before an employee is allowed to return to work. Determination of satisfactory proof of illness is at the sole discretion of the Employer.
ARTICLE 20
MINIMUM WORK HOUR GUARANTEE
Section 1. Call-In Pay: Employees called in to work at any time outside of their normal work shift hours will be entitled to a minimum of two (2) hours work or two (2) hours pay in lieu thereof. If called —in, the Company may assign work other than the work for which the employee was called-in, to complete the minimum two hours.
Section 2. Reporting Pay: If on any scheduled work day an employee has not been notified prior to reporting to work that no work will be available, the employee will receive one (1) hours pay, except if work was not available due to circumstances beyond the control of the Employer.
ARTICLE 21
MANAGEMENT RIGHTS
Section 1. Subject to the expressed and written limitations and restrictions contained in this agreement, the Company hereby retains the sole and exclusive right over any and all matters concerning the operation, management, and administration of its business: the determination of the location, relocation or termination of any or all of its plants or facilities including without limitation, the consolidation or merger of the Company’s operations with that of any other division or subsidiary or any other firm or entity. The Company retains the exclusive right to establish work for all employees and work which may be subcontracted or purchased; the direction and instruction of the employees; including, but not limited to, the determination of quality and quantity standards and the required employee performance in all job classifications to such standards, the assignment of work, the right to select, hire, layoff, discipline and/or suspend; the right to determine job content; the right to determine shift starting and ending times, the processes, methods and procedures to be employed; and the right to promulgate reasonable work rules, procedures, policies, programs, and/or regulations, (for example Quality Management); the right to change, alter, or delete said rules, procedures, policies, programs or regulations as the Company from time to time may determine; and to perform all other functions inherent in the administration, management, and/or direction of business.
ARTICLE 22
GROUP INSURANCE & RETIREMENT BENEFITS
Section 1. During the term of this Agreement, the Company will continue to provide the plan in effect on April 1, 2011. There shall be no increase in cost for the first year of this Agreement. During the second and third years, any change to a different provider must be mutually agreed by the Union the Company. If during the term of this agreement, any health care benefits provider mandates plan design changes that, in the aggregate, have a materially adverse effect on the overall level of benefits provided by Blue Cross/Blue Shield “Plan 1” as of April 1, 2011, the Union and the Company agree to bargain over the effects of such changes and to explore alternatives for the provision of health care benefits.
Employees will be eligible for Hospital-Medical benefits effective the first of the month following the employee’s join Union date. The Company will pay 75% of the total monthly premium, and the employee will pay 25% of the total monthly premium, recalculated annually; provided, however, that in any contract year during the term of this

Agreement, the dollar amount of the employee’s share of the premium (calculated as a per-hour amount) shall not be increased more than the dollar amount of the negotiated hourly wage increase for that contract year, and the Employer will pay the portion of any premium increase which exceeds the wage increase.
Section 2. For the term of this Agreement, the Employer will make available Life ($10,000), AD&D, Short Term Disability and Dental insurance. Life, AD&D, and Short Term Disability insurance will be fully paid by the Employer. The Company will pay 70% of the total monthly premium for Dental Insurance and the employee will pay 30% of the monthly premium.
Section 3. Hospital-Medical insurance for laid off employees shall continue until the end of the month in which the employee was laid off.
Section 4. Commencing on the employee’s join union date, the Employer will contribute to an Employee Retirement Benefit program, effective on April 1, 2011, forty-six cents ($0.46) per hour worked. ($0.44 goes toward member benefits, with $0.02 going toward the rehabilitation surcharge) then;
Effective June 1, 2011, the Employer will increase its contribution to forty-nine cents ($0.49) per hour worked ($0.44 goes toward member benefits, with $0.05 going toward the rehabilitation plan surcharge) then;
Effective April 1, 2012, the Employer will increase its contribution to fifty-two cents ($0.52) per hour worked ($0.47 goes toward member benefits, with $0.05 going toward the rehabilitation plan surcharge) then;
Effective June 1, 2012, the Employer will increase its contribution to fifty-four cents ($0.54) per hour worked ($0.47 goes toward member benefits, with $0.07 going toward the rehabilitation plan surcharge) then;
Effective April 1, 2013, the Employer will increase its contribution to fifty-seven cents ($0.57) per hour worked ($0.50 goes toward member benefits, with $0.07 going toward the rehabilitation plan surcharge) then;
Effective June 1, 2013, the Employer will increase its contribution to sixty cents ($0.60) per hour worked ($0.50 goes toward member benefits, with $0.10 going toward the rehabilitation plan surcharge.)
Section 5. Effective as soon as practicable following ratification, review of the Plan documents, and execution of a Participation Agreement, and continuing for the term of this Agreement, the Employer shall be a non-contributory participant in the Pension Plus Plan of the National Retirement Fund, It is understood and agreed that the Employer’s obligations as a participant (subject to the administrative provisions of the applicable Agreement, Declaration of Trust and Plan Document) are limited to the collection through payroll deductions of employees’ Elective Contributions and the remittance of such contributions to the Pension Fund.

Section 6. In the event of federal or state legislation or regulations, or any decision of a court of competent jurisdiction, mandating any changes to the Company’s programs of group insurance and/or retirement benefits plans in effect on the effective dates of such legislation, regulations or court decision which would increase the Company’s costs or require changes in plan design, including, but not limited to, such elements or features as benefits payable, coverages, deductibles, copayments, employee out-of-pocket maximums, surcharges or other costs, or any technical changes necessary to ensure compliance with all applicable laws, regulations, and court decisions, as soon as practicable before the effective date of such legislation, regulations, or court decision, the Company will notify the Union of the mandated changes. As soon as practicable after such notice, the Company and the Union will meet to bargain regarding the impact of the changes on the Company and the Employees.
ARTICLE 23
SEPARABILITY
Section 1. Should any part or provision of this Agreement be rendered or declared illegal by reason of any existing or subsequently enacted legislation or by any decrees of a court of competent jurisdiction or authorized governmental agency, such invalidation of such part or provision shall not invalidate the remainder thereof. In such event, the parties shall meet and endeavor to agree upon a substitute provision.
Section 2. The parties agree that changes in the law pertaining to the Family Medical Leave Act (FMLA) and other Federal and State Legislation may grant additional rights to employees covered by this agreement. The parties agree to resolve these issues as they arise.
ARTICLE 24
ENTIRE AGREEMENT
Section 1. This Agreement incorporates the entire understanding between the parties. This Agreement supersedes all prior agreements between the parties, but it is understood and agreed that in any dispute over the interpretation or application of a specific term or provision of the Agreement where such agreement is asserted by either the Union or the Employer to be ambiguous, past practices may be referenced to assist in interpreting or applying such term or provision. This Agreement shall be modified or amended only by writing referring to this Agreement executed by both parties setting forth the amendment or modification. All grievance settlements, unless otherwise specified in writing, are non-precedential and are not additions or modifications to this Agreement.

ARTICLE 25
TERM OF AGREEMENT
THIS AGREEMENT shall become effective at 12:01 AM April 1, 2011, and shall expire at 12:00 midnight March 31, 2014, and thereafter shall automatically be renewed from year to year unless either party shall notify the other party in writing at least sixty (60) days prior to any such expiration date that it desires to change or modify the terms thereof.
IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed by their duly authorized representatives the day and year first above written

CHICAGO AND MIDWEST REGIONAL JOINT BOARD, an affiliate of WORKERS UNITED/SEIU			BLUESTEM FULFILLMENT, INC.

By	/s/ Julie A. Boots	4/15/2011	By	/s/ Ray Frigo	4/15/2011

	Julie A. Boots	(date)		Ray Frigo	(date)
	CMRJB Representative			Its Executive Vice President, Chief Operating Officer

By	/s/ Virgil Nelson	4/15/2011

	Virgil Nelson, Local Union President	(date)

By	/s/ Dale Gerads	4/15/2011

	Dale Gerads, Committee Member	(date)

By	/s/ Lynn Hesse	4/15/2011

	Lynn Hesse, Committee Member	(date)

By	/s/ Stephanie Bluhm	4/15/2011

	Stephanie Bluhm, Committee Member	(date)

By	/s/ Sarah Landwehr	4/15/2011

	Sarah Landwehr, Committee Member	(date)

By	/s/ Penny Rolfes	4/15/2011

	Penny Rolfes, Committee Member	(date)

By	/s/ Robert J. Pfau	4/15/2011

	Robert J. Pfau, Committee Member	(date)

MEMORANDUM OF UNDERSTANDING
BETWEEN
BLUESTEM FULFILLMENT, INC.
AND
CHICAGO AND MIDWEST JOINT BOARD,
an affiliate of WORKERS UNITED/SEIU
WHEREAS, BLUESTEM FULFILLMENT, INC. (“Company”) and WORKERS UNITED (“Union”) (COLLECTIVLEY, “ Parties”)are parties to a collective bargaining agreement for a term commencing April 1, 2011 and terminating March 31, 2014 (“the CBA”); and
WHEREAS, the Company perceives a need to establish certain work standards to ensure the orderly, efficient and profitable operation of its business; and
WHEREAS, the Parties believe it is in their mutual interest to memorialize their recent discussions regarding work standards,
It is AGREED and UNDERSTOOD that the substance of those discussions is as follows:
1. Establishment of Work Standards. Pursuant to the rights reserved to it under ARTICLE XXI of the CBA, the Company will undertake a program for the determination of quality and quantity standards and the required employee performance in all job classifications to such standards. The Union reserves the right to grieve and challenge the “just cause” of any discipline administered to or discharge of an employee for failure to meet any standard utilized.
2. Work Standards Committee. In order to facilitate the development and implementation of standards established by the program, the Company and the Union will cooperate in the establishment of a Work Standards Committee composed of employees selected by the Union and representatives of management. The general objectives of the committee include:
•	To become familiar with the general approach to and methodology for establishing work standards;

•	To review and study periodic reports of the results of the testing or implementation of standards;

•	To provide employee feedback and suggestions to management regarding the extent to which performance to standards is achieving the desired goals of efficiency, achievability and fairness including the identification of additional or specialized training needs for employees having difficulty meeting standards.
3. Consultation with Union Engineers/Experts. The employee members of the committee may consult with industrial engineers or other experts furnished by WORKERS UNITED to provide additional input to management regarding standards. Such engineers or experts may be invited to meetings of the Work Standards Committee.

BLUESTEM FULFILLMENT, INC.			CHICAGO AND MIDWEST REGIONAL JOINT BOARD, an affiliate of WORKERS UNITED/SEIU

By	/s/ Vernon Nies	4/15/2011	By	/s/ Julie Boots	4/15/2011

	Vernon Nies	(date)		Julie Boots, CMRJB Representative	(date)
Director of Warehouse Operations

MEMORANDUM OF UNDERSTANDING
Between
BLUESTEM FULFILLMENT, INC.
and
WORKERS UNITED
For the term of the collective bargaining agreement in effect from April 1, 2011 through March 31, 2014, voluntary overtime for the Industrial Truck Operator job classification only will be solicited from employees within that classification in order of seniority, with the highest seniority employees to be solicited first.

CHICAGO AND MIDWEST REGIONAL JOINT BOARD, an affiliate of WORKERS UNITED/SEIU			BLUESTEM FULFILLMENT, INC.

By	/s/ Virgil Nelson	.	By	/s/ Vernon Nies	.

	Virgil Nelson, Local President			Vernon Nies, Director of Warehouse Operations

Date: 4/15/2011		.	Date: 4/15/2011		.

MEMORANDUM OF UNDERSTANDING
Between
BLUESTEM FULFILLMENT, INC.
and
CHICAGO AND MIDWEST REGIONAL JOINT BOARD, an affiliate of
WORKERS UNITED/SEIU
FFI has developed unilaterally an administrative procedure providing that requests for leaves of absence of five days or less will be granted in the order in which they were made, but final decisions regarding approval will not be made or communicated earlier than five days before the date on which the leave was requested to commence. FFI has also developed a procedure for maintaining in a central location specified by management records of the names of employees requesting leaves, together with the dates of such requests.

CHICAGO AND MIDWEST REGIONAL			BLUESTEM FULFILLMENT, INC
JOINT BOARD, an affiliate of
WORKERS UNITED/SEIU

By	/s/ Virgil Nelson	.	By	/s/ Vernon Nies	.

	Virgil Nelson, Local President			Vernon Nies, Director of Warehouse Operations

Date: 4/15/2011		.	Date: 4/15/2011		.

MEMORANDUM OF UNDERSTANDING
Between
BLUESTEM FULFILLMENT, INC.
and
CHICAGO AND MIDWEST REGIONAL JOINT BOARD, an affiliate of
WORKERS UNITED/SEIU
ARTICLE I — RECOGNITION of the collective bargaining agreement between Bluestem Fulfillment, Inc. and Chicago and Midwest Regional Joint Board, an affiliate of Workers United/SEIU provides that the collective bargaining unit covered by the Agreement includes employees who provide “general building maintenance not requiring special tools or equipment, licenses, certifications, or compliance with codes, statutes, regulations, manufacturer requirements, etc.”
To clarify the scope of bargaining unit work, the tasks listed below will be performed by bargaining unit employees. When employees currently working perform these tasks, they shall be paid the regular hourly rate applicable to their own classification. When laid-off employees accept an offer to perform these tasks as an alternative to remaining on layoff, they shall be paid the General Maintenance wage rate.
•	General restroom maintenance: Plugged closets, sinks, and drains within 25 feet of the fixture

•	Repairs to existing equipment: Paper towel dispensers, toilet paper dispensers, soap dispensers, partition hardware, flush valve kits and faucet kits

•	General office environment repairs: Sheet rock patching, painting, signage installation, cork boards, grease boards, ceiling tile replacement and base cover. Non-structural changing or construction tasks.

•	Personnel door repairs: Door closer, hinges, handles, locksets (key control and lock core replacement remain the responsibility of Security.)

•	Dock leveler and dock lock preventive maintenance: Cleaning of under leveler area, lubrication.

•	Overhead door preventive maintenance: Lubrication of bearings and hinges.

CHICAGO AND MIDWEST			BLUESTEM FULFILLMENT, INC.
REGIONAL BOARD, an affiliate of
WORKERS UNITED/SEIU

By	/s/ Virgil Nelson	.	By:	/s/ Vernon Nies	.

	Virgil Nelson, Local President			Vernon Nies, Director of Warehouse Operations

Date: 4/15/2011		.	Date: 4/15/2011		.

APPENDIX A
DRUG AND ALCOHOL TESTING POLICY
This Drug and Alcohol Testing Policy is intended to be in accordance with Minnesota law and is intended to be consistent with the terms of the Collective Bargaining Agreement between BLUESTEM FULFILLMENT, INC. (the “Company”) and CHICAGO & MIDWEST REGIONAL JOINT BOARD, an affiliate of WORKERS UNITED/SEIU, effective April 1, 2011 through March 31, 2014.
OBJECTIVE:
The Company strives to maintain a work environment free from the effects of drug and alcohol abuse for the protection of our customers, employees and the community,
The Company recognizes that alcoholism and other drug dependencies are behavioral/medical problems which can be treated.
POLICY STATEMENTS:
1.	The possession, use, manufacture, transfer, or sale of illegal drugs during work hours, while operating a Company vehicle or on Company premises is prohibited. The Company premises includes all worksites, including parking facilities. Employees violating this provision may be terminated.

2.	Employees are not permitted to work under the influence of alcohol or any illegal drug. Employees violating this provision are subject to disciplinary action up to and including termination.

3.	Abuse of legally prescribed drugs or controlled substances, or over-the-counter drugs is prohibited because it may impair an employee’s ability to perform his or her job responsibilities. Depending on individual circumstances, this abuse could result in termination.

4.	Employees suffering from drug dependency are encouraged to seek medical treatment. The Human Resources representative may be contacted for referrals for evaluation and/or treatment facilities and the application of Company medical benefits for evaluation and treatment. No employee who has not violated Policy Statements 1 through 3 above will suffer reprisals as a result of seeking help. Employees who commit such violations before seeking help are subject to the disciplinary action set forth in said Policy Statements. If an employee feels he/she has suffered reprisals, he/she should report it to the Human Resources representative immediately and an appropriate investigation and action will take place.

5.	Every employee will receive a copy of the Drug and Alcohol Testing Policy and will be required to sign an Acknowledgment Form, Attachment A, which will be kept in the employee’s personnel file. In addition, the Company shall post notices in appropriate and conspicuous locations at each of its worksites that the Company has adopted a Drug and Alcohol Testing Policy and that copies of the Policy are available for inspection during regular business hours by its employees and job applicants in the Company’s Human Resources office.

6.	An employee may be required to undergo drug and alcohol testing when at least two (2) supervisors ( if feasible) have reasonable suspicion that the employee:
a.	In under the influence of drugs or alcohol. Factors that may be considered in determining whether an employee is under the influence of drugs and alcohol include but are not limited to: evidence of repeated errors on the job, company rule violation, and unsatisfactory time and attendance patterns, if coupled with specific facts and rational inferences drawn from those facts that indicate possible drug use; or

b.	Has violated the Company’s written policy statements (numbers 1, 2, or 3 above); or

c.	While working, has sustained a personal injury or caused another person personal injury, with respect to either of which a First Report of Injury was completed for Workers’ Compensation purposes, and which:
•	requires treatment that exceeds basic on site first aid; and

•	was severe enough to seek outside medical treatment
d.	Has caused a work-related accident or was operating or helping to operate machinery, equipment or vehicles in a work-related accident which involves property damage and/or personal injury and was the subject of an accident investigation jointly conducted by the Operations Manager and Safety/Security Manager or their designee. For the purpose of determining whether testing is required, both area managers will review the severity and circumstances of the accident in order to achieve consistent determinations.
Post-accident or injury testing will be conducted as soon as practical following the accident, but not later than thirty-two (32) hours following the accident.
7.	Drug and alcohol testing will be accomplished by the collection of hair, urine, and/or blood. The screening of hair, urine, and/or blood samples will be performed by qualified and certified laboratories. Testing is done for alcohol and the following drugs and drug classes:
Marijuana metabolites, cocaine metabolites, the opiates morphine and codeine, phencyclidine (PCP, angel dust), and amphetamines (amphetamine and Metha-amphetamine), and/or all other drug classes as described in schedules I through V of Minn. Stat. Section 152.02
The detection levels of confirmatory tests shall be those established under Minnesota Rules
8.	Every Employee has the right to refuse to undergo drug and alcohol testing. Employees who refuse to undergo testing are subject to disciplinary action up to and including termination.
9.	Any employee who tests positive shall have the right to explain the positive test result of confirmatory test or request and pay for a confirmatory retest of the original specimen sample.

10.	If a positive test result on a confirmatory test was the first such result for the employee on a drug and alcohol test by the Company, the employee will be immediately suspended without pay. The employee can be reinstated upon participation in either a drug or alcohol counseling or rehabilitation program, whichever is more appropriated as determined by the Company after consultation with a certified chemical use counselor or a physician trained in the diagnosis and treatment of chemical dependency. The cost for the evaluation will be paid by the Company. Costs for the recommended treatment will be the employee’s responsibility. Employees who refuse to participate in the counseling or rehabilitation program or fail to successfully complete the program, as evidenced by withdrawal from the program before its completion or by a positive test result on a confirmatory test after the completion of the program, may be subject to termination,

11.	An employee who is referred by the Company for chemical dependency treatment or evaluation or is participating in a chemical dependency treatment program may be requested or required to undergo drug or alcohol testing without prior notice during the evaluation or treatment period and for up to one (1) year following completion of any prescribed chemical dependency treatment program. An employee testing positive during this period may be subject to termination.

12.	A Medical Review Officer (M.R.O.) will review all test results. All positive test results shall be confirmed by a Gas Chromatography Mass Spectrometry analysis of the original specimen sample. The M.R.O. will review and interpret analytical (laboratory) results, validate the results scientifically, and determine if there is a legitimate medical explanation for a positive test result, and notify the Company of the results. The M.R.O. is a third party licensed physician with specialized knowledge of substance abuse.

13.	The Company reserves the right to change or terminate this Policy and Procedures at any time, after prior notice and negotiation with the Union. Every employee will be given a copy of the amended policy if a change is made.

14.	Test result reports and other information acquired in the drug and alcohol testing process are confidential information. Disclosure of the results to third parties may be done with the employee’s prior written consent. Notwithstanding the above, test results may be disclosed to any federal agency or other unit of the United States government as required under federal law, regulation or order, or in accordance with compliance requirements of a federal government contract, The test results may also be disclosed to a substance abuse treatment facility for the purpose of evaluation or treatment of the employee, or may be disclosed to the Union or other necessary persons in connections with a potential or actual grievance or threatened or actual litigation. An employee has the right to request and receive from the Company, a copy of the test report on any drug or alcohol test.

15.	No employee may be required to undergo drug or alcohol testing without the prior approval of the Director of Human Resources or the General Manager or his/her designee.
PROCEDURES:
1.	When at least two (2) supervisors (if feasible) have reasonable suspicion to test an employee as stated in Policy Statement #6, the request must go to the applicable Human Resources representative or his/her designee to arrange for the collection and begin the required paperwork designating the need for hair, urine, and/or blood specimen.

2.	Before a test is administered, the Company will ensure that the employee has completed a Drug and Alcohol Acknowledgment Form.

3.	The employee will go to the collection site and provide a hair, urine, and/or blood specimen and appropriate identification. The collection site staff will begin the chain of custody paperwork and forward the specimen to the certified laboratory for testing. If an employee appears impaired and unable to safely go to the collection site on his/her own, the Company will arrange for transportation to the collection site and home following the collection procedure. Under no circumstances should an employee suspected of being impaired be allowed to drive. The employee will be reimbursed for any out-of-pocket expense incurred in taking the test, with proper documentation.

4.	Test results will be reviewed to determine if there is evidence of the use of alcohol, drugs or controlled substances and forwarded to the M.R.O. If the specimen sample shows a positive result, the original sample will be kept for additional confirming tests.

5.	The M.R.O. will communicate the results to the Company Human Resources representative.

6.	The Human Resources representative and/or the employee’s supervisor will communicate the results of the test to the employee or job applicant, as the case may be, within three working days upon receipt of the results.

7.	If an employee test positive for drug use, the employee will be notified in writing of his/her right to explain the positive test and the Company may request that the employee indicate any over-the-counter or prescription medication that the individual is currently taking or has recently taken and any other information relevant to the reliability of, or explanation for, a positive test result.

8.	Within three (3) working days after notice of a positive test result on a confirmatory test, the employee may submit information to the Company, in addition to any information already submitted under paragraph 7, to explain that result, or may request a confirmatory re-test of the original sample at the employee’s own expense.

9.	The Human Resources representative will follow up on any recommended treatment and determine whether the employee has successfully completed the treatment.
(Attachment A)

DRUG AND ALCOHOL ACKNOWLEDGEMENT FORM
I, the undersigned, certify that I have received and read a copy of the Company’s Policy regarding drug and alcohol abuse.
As part of my employment with the company, I understand that my position is subject to drug and alcohol testing and that I may be requested to provide a hair, urine, and/or blood specimen for a drug or alcohol test.
I understand that I may refuse the drug and alcohol test and that such refusal may result in termination.

Employee

Social Security Number	Date

Witness